Exhibit 99.(a)(1)

CERTIFICATE OF TRUST
OF
HB WEALTH CREDIT OPPORTUNITIES FUND

This Certificate of Trust of HB Wealth Credit Opportunities Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as the sole initial trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.            Name. The name of the statutory trust formed by this Certificate of Trust is “HB Wealth Credit Opportunities Fund”.

2.            Registered Agent. The business address of the registered agent and registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the Trust’s registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.            Effective Date. This Certificate of Trust shall be effective upon filing.

4.            Registered Investment Company. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis, not in his individual capacity but solely as trustee of the Trust

[Signature Page to HB Wealth Credit Opportunities Fund Certificate of Trust]